Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2023, with respect to the consolidated financial statements included in the Annual Report of FreightCar America, Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said report in the Registration Statement of FreightCar America, Inc. on Form S-8 (File Nos. 333-184820, 333‑225886, 333-238297 and 333-265118) and on Form S-3 (File No. 333-259124).

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 27, 2023